EXHIBIT 10.2

EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "AGREEMENT") is effective as of the date signed by the second party on the last page of the Agreement, by and between ePlus inc. a Delaware corporation (the "Company" or, collectively with its subsidiaries, the "Companies") and Phillip G. Norton (the "Executive").
RECITAL
Since 1993, the Executive has served as Chief Executive Officer of the Company.  As set forth in this Agreement, Executive has transitioned to a role as Executive Chairman, and the parties have negotiated this Agreement in consideration of the Executive's valuable continuing services and expertise for the benefit of the Company.
NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties do hereby agree as follows:
1.  EFFECTIVE DATE.  This Agreement shall be effective as of the date noted above.
2.  DEFINITIONS.  As used herein, the following terms shall have the following meanings:
a.  "Disability" shall mean a disability by Executive or his spouse, which renders or is likely to render Executive unable to fulfill his obligations under this Agreement for 30 days in any 90-day period (either due to his own disability or to care-taking responsibilities for his spouse).
b.  "Employment Term" shall be the period from August 1, 2017, through and including July 31, 2018.  Executive's employment with the Company shall terminate effective July 31, 2018, unless (1) the employment terminates earlier as set forth in this Agreement, or (2) the Company's Board of Directors (the "Board") and the Executive agree in writing to extend the Employment Term.
c.  "Good Cause" means that the Compensation Committee of the Board in good faith determines that the Executive:
(1)  Failed to satisfactorily perform his duties to the Company and such failure was not cured within 30 days of the Company's providing Executive written notice of such failure;
(2)  Failed to comply with a material policy of the Company that was applicable to the Executive and such failure was not cured within 30 days of the Company's providing Executive written notice of such failure;
(3)  Acted or failed to act in a manner that constitutes gross misconduct, embezzlement, misappropriation of corporate assets, breach of the duty of loyalty, fraud or negligent or willful violations of any laws with which the Company is required to comply;
(4)  Was convicted of or entered a plea of "guilty" or "no contest" to a felony;

(5)  Refused or failed to comply with lawful and reasonable instructions of the Board and such refusal or failure was not cured within 30 days of the Company's providing Executive written notice of such refusal or failure; or
(6)  Any other material breach of this Agreement by the Executive that is not cured within 30 days of the Company providing Executive written notice of such breach.
Good Cause shall not include failures as set forth in this Section 2(c) when such failure is a result of the Executive's illness or injury.
d.  "Good Reason" shall mean that within 30 days prior to the Executive's providing the notice to the Company required under Section 6.b(1) of this Agreement that any of the following has occurred:
(1)  A material change in the scope of the Executive's authority or assigned duties and responsibilities, or the assignment of duties or responsibilities that are inconsistent with the Executive's level or position, without his consent;
(2)  Any material acts of dishonesty by the Company directed toward or affecting Executive;
(3)  Any illegal act or instruction directly affecting Executive by the Company, which is not withdrawn after the Company is notified of the alleged illegality by Executive;
(4)  A reduction by the Company in the Executive's base salary and bonus opportunity other than as described in this Agreement;
(5)  A change in the Executive's principal office to a location outside of a 20 mile radius from the Company's offices in Herndon, Virginia;
(6)  The failure by the Company to continue to provide the Executive with benefits substantially similar to those specified in Section 5 of this Agreement; or
(7)  Any other material breach of this Agreement by the Company that is not cured within 30 days of the Executive providing the Company written notice of such breach.
e.  "Termination Date" shall mean the date Executive's termination is effective, as described in the respective subparts of Section 6, or July 31, 2018, whichever occurs earlier.
3.  EMPLOYMENT.  The Company and Executive hereby agree to employ the Executive as set forth herein during the Employment Term unless Executive's employment terminates earlier pursuant to Section 6 below.

4.  POSITION, DUTIES AND RESPONSIBILITIES.  During the Employment Term, the Executive shall serve as Executive Chairman, with duties to include:
a.
(1)	Consultation to the CEO regarding compensation recommendations for senior executives (except for the incoming CEO);
(2)	Strategic acquisition review and consultation;
(3)	Business line consultation, as requested;
(4)	Financing segment consultation, as requested;
(5)	Continuity with key client relationships, as requested;
(6)	Assist in recruitment and training of key hires, as requested;
(7)	Interim succession and contingency planning, as requested;

b.  Rendering such other services to the Company as requested, provided that such services are consistent with the level of his position; and

c.  Directing his primary business attention and skill to the business of the Company as needed to fulfill the above-described duties.  Executive may (a) serve on other boards (public or private) or engage in civic, charitable or educational activities, (b) invest in other companies, and (c) actively manage his portfolio investment, real estate investment, or other investments, provided that such activities (1) do not materially interfere or conflict with the Executive's responsibilities or the Company's interests, (2) are not competitive with Company and would not constitute a related party transaction with the Company (unless appropriately approved and disclosed in accordance with the Company's Related Party Transactions Policy, committee charters, bylaws, and other governing documents), and (3) meet all requirements imposed by NASDAQ, the Securities and Exchange Commission, or other relevant regulatory bodies.
5.  COMPENSATION, COMPENSATION PLANS AND BENEFITS.  During the Employment Term, the Executive shall be compensated as follows:
a.  Effective August 1, 2016, Executive shall receive a base annual salary of three hundred thousand dollars ($300,000.00).  The base annual salary will be reviewed by the Company's Compensation Committee on an annual basis, and may be increased from time to time.
b.  The Executive shall be eligible to be considered for an annual bonus as set forth in the terms and conditions as outlined in the Executive Incentive Plan ("EIP") and any applicable award agreement thereunder.  The Company shall pay any bonus earned under this Section 5.b no earlier than the end of the fiscal year for which earned and no later than the next September 30th following the fiscal year in which the bonus was earned, provided that financial filings are timely provided to the Compensation Committee.  In no event will any bonus earned under this Section 5.b be paid later than the next December 31st following the fiscal year for which the bonus was earned, unless calculation of the bonus is not administratively practicable by that date, and further delay would not violate Section 409A.

(1)  For the fiscal year ending March 31, 2017, the parties will enter into an amendment to the Executive's current award agreement under the EIP.  For the four month period, April 1, 2016 through July 31, 2016, the per annum target award is $450,000.  Beginning on August 1, 2016 through the end of the fiscal year, March 31, 2017, the per annum target award is reduced to $150,000.  The weighted average annual target award, therefore, is $250,000 for the full fiscal year, April 1, 2016 through March 31, 2017.

(2)  For the fiscal year beginning April 1, 2017 and ending March 31, 2018, Executive will be a participant in the EIP, with a target award of $150,000, with goals as determined by the Compensation Committee.

c.  The Executive shall receive the following Retention Payments, provided that he is employed by the Company on the date the payment is due:

Payment Due Date	Payment Amount
January 31, 2017	$250,000
July 31, 2017	$250,000
January 31, 2018	$500,000

 d.  The Executive shall be entitled to participate in and receive other benefits offered by the Company, including six weeks of vacation per year, and eligibility to receive awards under the Company's Long-Term Incentive Plan.  Other benefits will include, but are not limited to, those offered to employees generally, which may include, but are not limited to sick, holiday and other leave times, and benefits under any life, health, accident, disability, medical, and dental insurance plans, under the same terms and conditions as similarly situated employees.

e.  The Executive shall be entitled to be reimbursed for the reasonable and necessary out-of-pocket expenses, including entertainment, travel and similar items and all expenses necessary to maintain his professional, industry association memberships incurred by him in performing his duties, in accordance with the Company's expense reimbursement policies in place from time to time.
f.  In the event Executive's employment with the Company terminates for any reason, any payments and benefits due the Executive under the Company's employee benefit plans and programs, including any Long-Term Incentive Plan, shall be determined in accordance with the terms of such benefit plans and programs, and shall be in addition to any other payments or benefits herein.
g.  In the event it is determined that any bonus or other incentive compensation payable by the Company to the Executive was paid based on incorrect financial results, the Compensation Committee will review such payment.  If the amount of the payment would have been lower had the level of achievement of applicable financial performance goals been calculated based on the correct financial results, the Company's Compensation Committee may, in its sole discretion, adjust (i.e., lower) the amount of such payment so that it reflects the amount that would have applied based on the correct financial results and, to the extent permitted by applicable law, require the reimbursement by Executive of any amount paid to or received by the Executive with respect to such bonus or other incentive compensation.  Additionally, bonuses or other incentive compensation payable to the Executive by the Company are subject to recovery by the Company to the extent required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the Sarbanes-Oxley Act of 2002, including any amendments thereto, and any regulations promulgated thereunder.  Except as required by law, this subsection shall not apply to time-vested stock options, restricted stock or restricted stock units that are not awarded, granted or vested based on financial measure required to be reported under the securities laws.

6.  TERMINATION OF EMPLOYMENT
a.  Termination by the Company.
(1)  During the Employment Term, the Company may terminate the Executive's employment for Good Cause.  In the absence of cure by the Executive as per Section 2.c, if applicable, termination by the Company for Good Cause shall be retroactive to the date the Company provides notice to Executive of the Good Cause event.
(2)  During the Employment Term, the Company may terminate the Executive's employment at any time without Good Cause upon the Company's payment to the Executive for the 30 days' written notice period to the Executive or 30 days' pay in lieu of such notice.  Termination is effective 30 days after the date the written notice of termination is provided to the Executive.  The Company may, in its sole discretion, place the Executive on paid administrative leave as of any date prior to the end of the 30-day notice period and require that the Executive no longer be present on Company premises.  During any period of paid administrative leave, the Executive is not authorized to act or speak as a representative of the Company.
b.  Termination by Executive.
(1)  During the Employment Term, the Executive may terminate his employment for Good Reason as defined in Section 2.d only if the Executive has provided the Board with written notice of his intent to terminate his employment for Good Reason at least 30 days prior to the date of termination, and the Company fails to cure the Good Reason within 30 days after receiving Executive's written notice.  Termination for Good Reason will be effective on the 31st day after the Company receives Executive's written notice and fails to cure the Good Reason identified in Executive's notice.
(2)  During the Employment Term, the Executive may voluntarily terminate his employment for any (or no) reason with the Company upon 30 days prior notice.  Termination is effective 30 days after the date the notice is provided to the Company.  The Company may, in its sole discretion, place the Executive on paid administrative leave as of any date prior to the end of the 30-day notice period and require that the Executive no longer be present on Company premises.  During any such period of paid administrative leave, the Executive is not authorized to act or speak as a representative of the Company.
c.  Termination by Reason of Death, or Disability.  Executive's employment with the Company shall be deemed to have been terminated effective upon the date of Executive's death, or the date upon which either party provides notice of Disability to the other party.

7.  EFFECT OF TERMINATION.
a.  If the Executive's employment ends at any time for any reason, the Company shall pay the Executive his then current base salary due through the Termination Date, and provide the Executive his then current benefits (as provided in Section 5) through the Termination Date.
b.  Provided that after the Termination Date the Executive (i) signs in the form provided by the Company a general release of any claims Executive has or may have against the Company or its then current or former officers, directors, or employees (hereinafter "Release"), attached hereto as Exhibit 1, in the time provided in the Release, and does not revoke it; and (ii) certifies that the Executive has complied with Sections 8, 9, 10, 11 and 12 of this Agreement (confidentiality, intellectual property, non-compete, non-solicit, conflict of interest and return of property provisions), then:
(1)  Death or Disability:  If, during the Employment Term, the Executive's employment terminates by reason of death or Disability as described in Section 6.c, then:
(a)  Unvested Stock.  Executive shall be entitled to the acceleration of vesting of any restricted stock, as set forth in the relevant Long-Term Incentive Plan and award agreement; and
(b)  The Company shall pay to Executive or his estate, in the case of death, a cash severance payment in the amount as set forth on Schedule A; and
(c)  EIP Award.  The Company shall pay to the Executive, or to his estate any award due under any EIP award agreement (as described in Section 5.b), in the amount due to the value of the award that otherwise would have been received based on the extent to which Performance Goals are determined to have been met by the Compensation Committee, multiplied by a fraction, the numerator of which is the number of months (including partial months) in the period beginning on the first day of the relevant performance period and ending with the date as of which the Executive's employment with the Company terminated and the denominator of which is the number of months in such performance period (the "pro-rated EIP award").  Any such payment shall be made at the time the payment would have been made had there been no termination of employment.
Notwithstanding anything to the contrary, the release of claims requirement shall be waived if the Executive's death or Disability renders him unable to sign the Release.
 (2)  Termination without Good Cause; Termination for Good Reason. If, during the Employment Term, the Company terminates the Executive's employment without Good Cause as described in Section 6.a(2) or Executive terminates his employment for Good Reason, as described in Section 6.b(1), then:
(a)  The Company shall pay Executive a severance amount as set forth in the attached Schedule B;
(b)  The Company shall either, at the Company's choice: (1) accelerate the vesting of any restricted stock owned by the Executive at the Termination Date or (2) pay to Executive an amount equal to the value of any restricted stock he forfeits at the Termination Date;
(c)  The Company shall pay to the Executive the pro-rated EIP award, to the extent Performance Goals are met;  such payment to be made at the time the payment would have been made had there been no termination of employment; and
(d)  Any payment due to the Executive under this Section 7.b (except the EIP Award) shall be made in a lump sum within sixty (60) days following the Termination Date.

c.  Notwithstanding the above, if the Executive is a "specified employee" within the meaning of Section 20, the payments under subsection 7.b above shall be made no earlier than the date provided in Section 20.
d.  Any release and certification required from the Executive under the first paragraph of Section 7.b shall be on the form attached as Exhibit 1.  The applicable release and certification must be signed and returned by Executive to the Company within the time frame set forth in the Release, and not revoked, for Executive to receive payments under Section 7.b.  Except as provided by Section 7.b.(2)(d), and provided the requirements of this subsection are met, any lump sum payment due Executive under Section 7.b shall be paid on the last day of the 60-day or other applicable period in which the Company may make such payment in compliance with the applicable provision.
e.  Continued Health Benefits Upon Termination.  In the event Executive's employment is terminated due to Disability, by the Company Without Good Cause, or by the Executive for Good Reason, or the Executive ceases to be eligible to participate in the Company's health insurance program, provided that the Executive remains eligible for and timely elects to continue his and any eligible dependents' health benefits under the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), the Company shall also pay to the insurer the amount necessary for the Executive to continue medical and dental insurance for himself and his dependents through COBRA until the earlier of eighteen months after the Termination Date, July 31, 2018, or the date that Executive or his spouse become ineligible for COBRA coverage.  The Executive shall not be obligated in any way to mitigate the Company's obligations to him under this Section.
8.  CONFIDENTIALITY.
a.  During the course of employment, Executive has had and shall continue to have access to the Company's Confidential Information (as defined below).  Executive shall not disclose or use at any time, either during his employment or after his employment ends for any reason, any Confidential Information (as defined below) of the Company, whether or not patentable, that Executive learns as a result of his Involvement with the Company, whether or not he developed such information.  "Involvement with the Company" means holding a position as an employee, officer, or director with either the Company or any of its subsidiaries or affiliates."  "Confidential Information" means Company information that is material to the Companies' business and that is not generally known by, or made available to, the public, and shall include, without limitation, information regarding:
•	"Trade Secrets" or proprietary information;
•	strategic sourcing information or analysis;
•	patents, patent applications, developmental or experimental work, formulas, test data, prototypes, models, and product specifications;
•	accounting and financial information;
•	financial projections and pro forma financial information;
•	sales and marketing strategies, plans and programs
•	product development and product testing information;
•	product sales and inventory information;
•	personnel information, such as employees' and consultants' benefits, perquisites, salaries, stock options, compensation, formulas or bonuses;
•	organizational structure and reporting relationships;
•	business plans;
•	names, addresses, phone numbers of customers;
•	contracts, including contracts with clients, suppliers, independent contractors or employees;
•	business plans and forecasts;
•	existing and prospective projects or business opportunities; and
•	passwords and other physical and information security protocols and information.

"Trade Secrets" includes any information that derives independent economic value, actually and potentially, from not being generally known to, and is not readily ascertainable by proper means by, other persons who may obtain economic value from their disclosure or use and that are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

b.  Confidential Information excludes any information known to the Executive prior to his employment with the Companies regardless of whether such information would otherwise be deemed Confidential Information.  Information that is or later becomes publicly available in a manner wholly unrelated to any breach of this Agreement by Executive or other improper means will not be considered Confidential Information as of the date it enters the public domain.  If Executive is uncertain whether something is Confidential Information, Executive should treat it as Confidential Information until he receives clarification from the Board that it is not Confidential Information.  Confidential Information shall remain at all times the property of the Companies.
c.  Executive may use or disclose Confidential Information only:
(1)  When he is employed by the Company, as authorized and necessary in performing the responsibilities of his position, provided that he has taken reasonable steps to ensure that the information remains confidential;
(2)  With prior written consent of the Board;
(3)  In a legal proceeding between Executive and the Company to establish the rights of either party under this Agreement, provided that Executive stipulates to a protective order to prevent any unnecessary use or disclosure; or
(4)  Where such disclosure is required by law, provided that Executive has complied with the following procedures to ensure that the Companies have an adequate opportunity to protect their legal interests.
Upon receipt of a subpoena or any other compulsory legal process ("Compulsory Process") that could possibly require disclosure of Confidential Information, Executive shall make his best effort to provide within forty-eight (48) hours of receipt a copy of the Compulsory Process as well as complete information regarding the circumstances under which he received Compulsory Process to the General Counsel by hand delivery or by e-mail, provided that Executive confirms with the General Counsel by telephone that the General Counsel received the e-mail.  To provide the Company with the greatest opportunity to assess the need for protection from disclosure, Executive shall not make any disclosure until the latest possible date for making such disclosure in accordance with the Compulsory Process ("Latest Possible Date").  If one of the Companies seeks to prevent disclosure in accordance with the applicable legal procedures, and notifies Executive before the Latest Possible Date that it has initiated such procedures, Executive shall not make disclosures of any Confidential Information that is the subject of such procedures, until such objections are withdrawn, or the appropriate tribunal either makes a final determination that the objections are invalid or orders Executive to make the disclosure, unless otherwise required by law.
d.  Executive hereby acknowledges that any breach of this Section 8 would cause the Companies irreparable harm.  Nothing in this Agreement prohibits Executive from reporting an event that he reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency (such as the Securities and Exchange Commission, Department of Justice, Equal Employment Opportunity Commission, Department of Labor, National Labor Relations Board, the Congress, or any agency Inspector General), from cooperating in an investigation conducted by such a government agency, or from making other disclosures that are protected under the whistleblower provisions or state or federal law or regulation.  This may include disclosure of trade secret or confidential information within the limitations permitted by the 2016 Defend Trade Secrets Act ("DTSA").  Executive is hereby provided notice that under the  DTSA, (1) no individual will be held criminally or civilly liable under federal or state trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (A) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to his attorney, that is made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

9.  INTELLECTUAL PROPERTY.  Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, original works of authorship, copyrights and all similar or related information (whether or not patentable) that relate to the Companies' actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Companies ("Intellectual Property") belong to the Companies.  Executive agrees that both during and after his employment with the Companies that he will sign any documents or provide any information necessary for the Companies to protect their rights to such Intellectual Property.  If Executive is unavailable to sign any document that is necessary for the Companies to protect their rights to such Intellectual Property, Executive hereby authorizes the Companies to sign on his behalf.
10.  NON-COMPETITION and NON-SOLICITATION.  During Executive's employment and for a period of 6 months following the date on which his employment ends for any reason, (the "Restricted Period"), the Executive agrees to the below Non-Competition and Non-Solicitation restrictions.
a.  Non-Competition.  Executive shall not, directly or indirectly, individually or as part of or on behalf of any other person, company, employer or other entity, except with prior written approval of the Board, (i) own, (ii) manage, (iii) operate, (iv) advise, (v) be employed by (vi) perform services for, (vii) consult with or (viii) control any Competing Business.  "Competing Business" means a business that is selling products or services similar to those products or services that any of the Covered Entities is selling as of the date the Executive's employment ends and continues to offer for sale during the Restricted Period within any city, town or county in which, as of the date Executive's employment ends, any Covered Entity is actively marketing or has made a significant investment in time and money prior to the date the Executive's employment ends to begin marketing its products or services beginning within sixty (60) days after the date the Executive's employment ends.  "Covered Entities" include the Company and any affiliated entities in which Executive is actively engaged as an officer, director or employee or about which Executive has received Confidential Information as a result of his Involvement with the Company.

b.  Non-Solicitation.  Executive shall not, directly or indirectly, individually or as part of or on behalf of any other person, company, employer or other entity, except with prior written approval of the Board:
(1)  hire or attempt to hire a Covered Employee, encourage another to hire a Covered Employee, or otherwise seek to adversely influence or alter such Covered Employee's relationship with the Company.  A "Covered Employee" means any person who either is employed by the Company or has been employed by the Company within the preceding sixty (60) days with whom the Executive worked and/or about whom the Executive has material knowledge as to his or her job duties;
(2)  encourage or attempt to persuade a Customer to purchase other than from the Company products or services similar to those that the Company was selling as of the date Executive's employment ends and is continuing to offer for sale. A "Customer" shall mean any person or entity that has purchased products or services from the Company within six (6) months prior to the date Executive's employment ends; and/or
(3)  encourage, or attempt to persuade any person or entity that the Company is using as a consultant or vendor as of the date Executive's employment ends to terminate or modify such business relationship with the Company in a manner adverse to the Company.
c.  Nature of Restrictions.  Executive acknowledges that as a result of his employment as Chief Executive Officer, and Executive Chairman of the Company, he has held and will continue to hold a position of utmost trust in which Executive has come to know and will continue to come to know the Company's employees, customers and Confidential Information.  Executive agrees that the provisions of this entire Section 10 are necessary to protect the Company's legitimate business interests.   Executive warrants that these provisions shall not unreasonably interfere with his ability to earn a living or to pursue his occupation after his employment ends for any reason.  Executive agrees that upon beginning any new employment or business during the Restricted Period, he will promptly inform the Company of the name and address of his new employer or business and provide such new employer or business with a copy of this Agreement and copy the Company on the letter or e-mail transmitting the Agreement to the appropriate person in such new employer or business.
11.  CONFLICT OF INTEREST.  During his employment, Executive agrees to have undivided loyalty to the Company.  This means that Executive shall avoid any situation that involves or has the potential to appear to involve a conflict of interest, including, but  not limited to, participating in a business transaction that personally benefits Executive or a relative based on information or relationships developed on the job, failing to disclose that someone who is doing or seeking to do business with or work for the Company is a relative or close personal associate, or receiving direct or indirect compensation from a client or vendor.
12.  RETURN OF PROPERTY.  On the date Executive's  employment ends for any reason, or at any time during his employment, at the request or direction of the Company, Executive will immediately deliver to the Company any or all equipment, property, material, Confidential Information, Intellectual Property or copies thereof that are owned by the Company and are in Executive's possession or control.  This includes documents or other information prepared by Executive, on his behalf or provided to him in connection with his duties for the Company and while employed by the Company, regardless of the form in which such document or information are maintained or stored, including by computer, typed, handwritten, electronic, audio, video, micro-fiche, imaged, drawn or any other means of recording or storing documents or other information.  Executive hereby warrants that he will not retain in any form such documents, Confidential Information, Intellectual Property or other information or copies thereof after Executive's employment ends for any reason, provided that Executive may retain a copy of this Agreement and any other document or information describing any rights he may have after the Termination Date.

13.  COOPERATION WITH LEGAL PROCEEDINGS.  Executive agrees to reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of any of the Companies, that relate to events or occurrences that transpired while Executive was employed by any of the Companies.  Executive's reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Companies' counsel to prepare for discovery or trial and to act as a witness on behalf of any of the Companies.  Executive also agrees to reasonably cooperate with any of the Companies in connection with any investigation or review of any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by any of the Companies.  Executive understands that in any legal action, investigation, or review covered by this Section 13 the Company expects Executive to provide only accurate and truthful information or testimony. The Company agrees to reimburse the Executive for any costs he incurs in cooperation pursuant to this Section 13, including but not limited to travel expenses and attorneys' fees and costs. Nothing in this Section shall limit any indemnification rights Executive may have on the effective date of this Agreement.
14.  REMEDY
a.  Executive acknowledges that his breach of the obligations contained in Sections 8, 9, 10, 11 and 12 of this Agreement would cause the Company irreparable harm that could not be reasonably or adequately compensated by damages in an action at law.  If Executive breaches or threatens to breach any of the provisions contained in Sections 8, 9, 10, 11 and 12 of this Agreement, the Company shall be entitled to an injunction, without bond, restraining him from committing such breach.  The Company's right to exercise its option to obtain an injunction shall not limit its right to any other remedies, including damages.
b.  Any action relating to or arising from this Agreement shall be brought exclusively in a court of competent jurisdiction in the Commonwealth of Virginia, and Executive hereby consents to venue and personal jurisdiction in any such court in the Commonwealth of Virginia.
c.  Executive expressly waives any right to a trial by jury for any action relating to or arising from this Agreement.

15.  SUCCESSORS; BINDING AGREEMENT.
a.  This Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, successors and assigns.
b.  The Company shall require any successor to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
16.   NOTICES.  For the purpose of this Agreement, notices and all other communications provided herein shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
IF TO THE EXECUTIVE:	IF TO THE COMPANY:

Phillip G. Norton	Attn: General Counsel
1166 Chain Bridge Road	c/o ePlus inc.
McLean, VA 22101	13595 Dulles Technology Drive
Herndon, VA 20171
WITH A COPY TO:

Michael Scott 1420 Beverly Road, Suite 240 McLean, VA 22101

17.  GOVERNING LAW.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
18.  SEVERABILITY.  The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.
19.  MISCELLANEOUS.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company's General Counsel.  No waiver by either party hereto at any time of any breach by the other party hereto of, or noncompliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of other provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

20.  CODE SECTION 409A.  It is the intent of this Agreement to either meet an exception from or to comply with the requirements of Section 409A ("Section 409A") of the Internal Revenue Code of 1986, as amended, and any rulings and regulations promulgated thereunder (collectively, the "Code"), and any ambiguities herein will be so interpreted and this Agreement will be so administered.  References to a termination of employment in Section 6 and/or 7 of this Agreement shall mean the date of a "separation from service" within the meaning of Section 409A(a)(2)(A)(i).  If the Executive is a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) at the time of the Executive's termination of employment, any nonqualified deferred compensation subject to Section 409A that would otherwise have been payable under this Agreement as a result of, and within the first six (6) months following, the Executive's "separation from service" and not by reason of another event under Section 409A(a)(2)(A), will become payable six (6) months and one (1) day following the date of the Executive's separation from service or, if earlier, the date of Executive's death.  Any such "nonqualified deferred compensation" shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment by creditors, or borrowing, to the extent necessary to avoid tax, penalties and/or interest under Section 409A.  The Company agrees that it will pay, indemnify and hold the Executive harmless for any additional tax or interest penalty payable amount by the Executive on account of a violation of Section 409A.  Any payment by the Company of such amount shall include a "gross-up" payment, which shall be the amount required to cause the net amount retained by the Executive after payment of all taxes, including taxes on the "gross-up" payment, to equal the amount of additional tax and interest penalty payable by the Executive on account of the violation of Section 409A.  Such payment shall be made by the Company within thirty (30) days of the date that Executive submits proof of payment of such taxes to the taxing authority and no later than the end of Executive's taxable year next following the taxable year in which the Executive submits the respective taxes to the taxing authority.  The Executive agrees that the Company may amend this Agreement, with the consent of the Executive, as the Company determines is necessary or advisable so that payments made pursuant to this Agreement will not result in additional taxation of the Executive pursuant to the provisions of Section 409A.  The Executive agrees that he will not withhold his consent under this Section 20 if the proposed amendment does not materially adversely affect the Executive's rights under this Agreement.
21.  CODE SECTION 280G.  In the event the Company (or its successor) and Executive agree, based on the advice of an independent nationally recognized public accounting firm engaged by the Company, that part or all of the consideration, compensation or benefits to be paid to or for the benefit of Executive under this Agreement constitute "parachute payments" under Section 280G(b)(2) of the Code ("Section 280G"), then either (a) or (b) below shall apply.
a.  Except as provided in Section 21.b, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to or for the benefit of Executive under any other plan, arrangement or agreement which constitute "parachute payments", calculated as provided under Section 280G, (collectively, the "Parachute Amount") exceeds 2.99 times Executive's "base amount", as defined in Section 280G(b)(3) (the "Base Amount"), the amounts constituting "parachute payments" that would otherwise be payable to Executive or for Executive's benefit shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Base Amount (the "Reduced Amount").

b.  The Parachute Amount shall not be reduced as provided in Section 21.a if, based on the advice of such public accounting firm, without such reduction Executive would be entitled to receive and retain, on a net after-tax basis (including, without limitation, after imposition of any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net after-tax basis, that Executive would be entitled to retain upon receipt of the Reduced Amount.
If the determination made above results in a reduction under Section 21.a of the payments that would otherwise be paid to or for the benefit of Executive, such reduction in payments shall be first applied to reduce any cash severance payments that Executive would otherwise be entitled to receive hereunder and shall thereafter be applied to reduce other payments and benefits in a manner that would not result in subjecting Executive to additional taxation under Section 409A.
22.  STATUS OF PRIOR EMPLOYMENT AGREEMENTS.  Executive acknowledges that this Agreement supplants and replaces in full all prior employment agreements between Executive and the Company, effective August 1, 2016, provided the Executive remains in the employment of Company on that date.  Executive waives any and all rights to enforce any and all provisions in any prior employment agreement between Executive and the Company.

ePlus inc.		Executive

/s/ Erica S. Stoecker		/s/ Phillip G. Norton
Erica S. Stoecker		Phillip G. Norton
General Counsel		Executive Chairman

Date:	September 6, 2017	Date:	September 6, 2017

SCHEDULE A - Section 7.b(1)

Severance Table in the event of Death or Disability
** Plus pro-rated bonus, as if and when performance goals met

Termination Date	Severance Due
August 1 - 31, 2016	$1,000,000
Sept 1 - 30, 2016	$1,000,000
Oct 1 - 31, 2016	$1,000,000
Nov 1 - 30, 2016	$1,000,000
Dec 1 - 31, 2016	$1,000,000
Jan 1 - 31, 2017	$1,000,000
Feb 1 - 28, 2017	$750,000
March 1 - 31, 2017	$750,000
April 1 - 30, 2017	$750,000
May 1 - 31, 2017	$750,000
June 1 - 30, 2017	$750,000
July 1-31, 2017	$750,000
Aug 1 - 31, 2017	$500,000
Sept 1 - 30, 2017	$500,000
Oct 1 - 31, 2017	$500,000
Nov 1 - 30, 2017	$500,000
Dec 1 - 31, 2017	$500,000
Jan 1 - 31, 2018	$500,000
Feb 1 - 28, 2018	$-
Mar 1 - 31, 2018	$-
Apr 1 - 30, 2018	$-
May 1 - 31, 2018	$-
June 1 - 30, 2018	$-
July 1 - 31, 2018	$-

SCHEDULE B – Section 7.b(2)

Severance Table in case of Termination Without Cause, or by Executive for Good Reason
** Plus pro-rated bonus, as if and when performance goals met

Termination Date	Severance Due
August 1 - 31, 2016	$1,575,000
Sept 1 - 30, 2016	$1,550,000
Oct 1 - 31, 2016	$1,525,000
Nov 1 - 30, 2016	$1,500,000
Dec 1 - 31, 2016	$1,475,000
Jan 1 - 31, 2017	$1,450,000
Feb 1 - 28, 2017	$1,175,000
March 1 - 31, 2017	$1,150,000
April 1 - 30, 2017	$1,125,000
May 1 - 31, 2017	$1,100,000
June 1 - 30, 2017	$1,075,000
July 1-31, 2017	$1,050,000
Aug 1 - 31, 2017	$775,000
Sept 1 - 30, 2017	$750,000
Oct 1 - 31, 2017	$725,000
Nov 1 - 30, 2017	$700,000
Dec 1 - 31, 2017	$675,000
Jan 1 - 31, 2018	$650,000
Feb 1 - 28, 2018	$125,000
Mar 1 - 31, 2018	$100,000
Apr 1 - 30, 2018	$75,000
May 1 - 31, 2018	$50,000
June 1 - 30, 2018	$25,000
July 1 - 31, 2018	$-

EXHIBIT 1
GENERAL RELEASE
This General Release of Claims ("Release") is entered into by ePlus inc. (hereafter referred to as "ePlus" or the "Company") and _______________________ (hereafter referred to as "Employee").
WHEREAS, Employee's employment with ePlus terminated effective (insert date).
NOW THEREFORE, in consideration of the premises and mutual promises contained in the Employment Agreement between Employee and ePlus, the parties agree as follows:
Employee agrees to and does hereby release ePlus, its past and present officers, directors, agents, shareholders, trustees, partners, employees, in their individual and/or corporate capacities, as well as its employee benefit plans, affiliates, subsidiaries, predecessors, successors and successors in interest (the "Releasees") from all claims, charges, causes of action or other liabilities (hereafter collectively referred to as "claims"), whether in contract or tort, known or unknown, arising out of or relating in any way to Employee's employment and/or termination of employment with ePlus, including, but not limited to, claims under any federal, state or local law, including but not limited to Title VII of the Civil Rights Act of 1964 ("Title VII"); 42 U.S.C. § 1981; the American With Disabilities Act ("ADA"); the Age Discrimination in Employment Act ("ADEA"); the Employee Retirement Income Security Act of 1974 ("ERISA"); the Equal Pay Act; the Genetic Information Nondiscrimination Act; the Family and Medical Leave Act ("FMLA"), all as amended; and any common law, statutory, contract, tort, or public policy claims now or hereafter recognized, including but not limited to claims for wrongful discharge; breach of contract, express or implied; constructive discharge; discrimination; harassment; retaliation; defamation; and whistleblower claims (to the fullest extent they may be released under applicable law), as well as all claims for severance pay or benefits or attorneys' fees and costs.  Any initiation of claims prohibited by this Release shall be a breach of this Release and shall entitle ePlus to recover the consideration as set in Section 7.b of the Employment Agreement, along with reasonable attorneys' fees incurred by ePlus to litigate any such action, to the extent permitted by law.  Employee acknowledges that as of the date he signs this Release, the Company has paid all wages, salaries, commissions, bonuses, benefits, and other amounts earned and accrued, less any applicable deductions, and has no obligation to pay any additional amounts except as set forth in Employee's Employment Agreement, if applicable. THIS IS A GENERAL RELEASE OF CLAIMS.
Under the Older Workers Benefits Protections Act ("OWBPA"), Employee may, if desired, have a period of twenty-one calendar days to consider this Release.  Employee has also been advised in writing to consult with an attorney (without expense to ePlus) concerning the release of claims under the ADEA prior to executing this Release.  In addition, Employee may revoke this Release within a period of seven calendar days following execution of this Release (the "Revocation Period").  If Employee signs and does not revoke this Release during the Revocation Period, this Release will become fully effective upon the expiration of the Revocation Period.
Excluded from this Release are any claims which cannot be waived by law.  The Employee is waiving, however, his right to any monetary recovery should any governmental agency or entity, including but not limited to the U.S. Equal Employment Opportunity Commission ("EEOC") or the U.S. Department of Labor ("DOL"), pursue any claims on his behalf, whether initiated by Employee or any person, organization, or entity filing on his behalf.  Further, no provision of this Release should be construed or interpreted to preclude or in any way limit or restrict the Employee's right to initiate an action against the Company under the OWBPA or ADEA challenging, under the ADEA, the waiver and release of claims contained in this Release on the grounds that they were not knowing and voluntary.  To the extent that any provision of this Release is determined to be in violation of the OWBPA or ADEA, it should be severed or modified to comply with the OWBPA or ADEA, without affecting the validity or enforceability of any of the other terms or provisions of this Release.  To the extent that Employee is a Medicare beneficiary, Employee agrees to contact a Company human resources representative for further instruction.
The provisions of this Release shall inure to the benefit of the parties, their successors and assigns and shall be binding upon the parties and their heirs, executors, administrators, successors and assigns.
This Release shall be interpreted, applied and enforced in accordance with and shall be governed by the laws of the state of Delaware, without regard to its conflict of laws provisions.
Employee hereby certifies he has complied with Sections 8, 9, 10, 11 and 12 of his Employment Agreement (confidentiality, intellectual property, non-compete, non-solicit, conflict of interest and return of property provisions).

IN WITNESS WHEREOF, the parties have executed this Release on the date set forth next to each party's signature.

EMPLOYEE	ePlus

Signature	Signature

Date	Name/Title

Date